Exhibit 10.19



                        DEVELOPMENT AND LICENSE AGREEMENT


                                     between


                                  METASYN, INC.


                                       and


                     DAIICHI RADIOISOTOPE LABORATORIES, LTD.


                           dated as of March 29, 1996


                                TABLE OF CONTENTS

ARTICLE 1.       DEFINITIONS...................................................................................  1
        1.1.     "Affiliate"...................................................................................  1
        1.2.     "Development Phase"...........................................................................  2
        1.3.     "Effective Date"..............................................................................  2
        1.4.     "FDA".........................................................................................  2
        1.5.     "Field".......................................................................................  2
        1.6.     "First Commercial Sale".......................................................................  2
        1.7.     "IND".........................................................................................  2
        1.8.     "Licensed Compound"...........................................................................  2
        1.9.     "Licensed Products"...........................................................................  2
        1.10.    "Master Agreement"............................................................................  2
        1.11.    "MGH Patent Rights"...........................................................................  2
        1.12.    "Metasyn Patent Rights".......................................................................  2
        1.13.    "Metasyn Technology"..........................................................................  3
        1.14.    "NDA".........................................................................................  3
        1.15.    "Net Sales"...................................................................................  3
        1.16.    "Patent Rights"...............................................................................  3
        1.17.    "Program".....................................................................................  4
        1.18.    "Stock Purchase Agreement"....................................................................  4
        1.19.    "Territory"...................................................................................  4
        1.20.    "Third Party".................................................................................  4
        1.21.    "Valid Claim".................................................................................  4

ARTICLE 2.  LICENSE GRANTS; MANUFACTURING AND MARKETING RIGHTS.................................................  4
         2.1.    Grant of License Rights by Metasyn to DRL.....................................................  4
                 2.1.1. Grant for Licensed Compound............................................................  4
                 2.1.2. Sublicenses............................................................................  4
         2.2.    Manufacturing and Supply of Licensed Compounds and Licensed Products..........................  5
                 2.2.1. Manufacture and Supply by Metasyn during the Development
                        Phase..................................................................................  5
                 2.2.2. Manufacture and Supply by Metasyn After DRL's Launch of the
                        Licensed Products......................................................................  5
                 2.2.3. Manufacture by DRL.....................................................................  6
                 2.2.4. Assistance by Metasyn to DRL for Manufacturing License.................................  7
         2.3.    Marketing and Distribution Rights and Obligations.............................................  7
         2.4.    No Other Technology Rights....................................................................  7

ARTICLE 3.  EFFORTS DURING DEVELOPMENT PHASE; MANAGEMENT.......................................................  7
         3.1.    Obligations of the Parties....................................................................  7
                 3.1.1. Diligent Efforts of Metasyn............................................................  7
                 3.1.2. Diligent Efforts of DRL................................................................  8
                 3.1.3. Development Schedule...................................................................  8
                 3.1.4. Extensions.............................................................................  8

                                       (i)




         3.2.    Attendance at Regulatory Meetings..............................................................  8
         3.3.    Information Exchange, Reports..................................................................  8
         3.4.    Representatives................................................................................  9
         3.5.    Availability of Employees......................................................................  9
         3.6.    Visit of Facilities............................................................................  9
         3.7.    Training of DRL Scientists.....................................................................  9

ARTICLE 4.  PAYMENTS............................................................................................  9
         4.1.    Initial Payment................................................................................  9
         4.2.    Milestone Payments............................................................................. 10
         4.3.    Royalties...................................................................................... 10
                 4.3.1. Royalties on Net Sales of the Licensed Products......................................... 10
                 4.3.2. Adjustments for Third Party Royalties................................................... 10
                 4.3.3. [ ]*.................................................................................... 11
                 4.3.4. Royalty Reports, Exchange Rates......................................................... 11
                 4.3.5. Audits.................................................................................. 11
                 4.3.6. Royalty Payment Terms................................................................... 12
         4.4.    [ ]*........................................................................................... 12
         4.5.    Interest on Late Payments...................................................................... 12

ARTICLE 5.  INTELLECTUAL PROPERTY............................................................................... 12
         5.1.    Filing, Prosecution and Maintenance of MGH Patent Rights....................................... 12
                 5.1.1. Responsibility and Costs................................................................ 12
                 5.1.2. Abandonment............................................................................. 12
                 5.1.3. Notice of Infringement.................................................................. 13
                 5.1.4. Prosecution by MGH or Metasyn of MGH Patent Rights...................................... 13
                 5.1.5. Prosecution by DRL...................................................................... 13
                 5.1.6. [ ]*.................................................................................... 13
                 5.1.7. Declaratory Actions..................................................................... 14
         5.2.    Filing, Prosecution and Maintenance of Metasyn Patent Rights................................... 14
                 5.2.1. Prosecution and Maintenance............................................................. 14
                 5.2.2. Abandonment; Failure to Pay............................................................. 14
                 5.2.3. Cooperation............................................................................. 15
                 5.2.4. Infringement by Others; Prosecution by Metasyn.......................................... 15
                 5.2.5. Infringement by Others; Prosecution by DRL.............................................. 15
                 5.2.6. Cooperation in Infringement Actions..................................................... 16
                 5.2.7. Declaratory Actions..................................................................... 16
         5.3.    Infringement Action Against DRL................................................................ 16
         5.4.    Cooperation in Infringement Actions............................................................ 17

ARTICLE 6.  CONFIDENTIALITY..................................................................................... 17
         6.1.    Nondisclosure Obligations...................................................................... 17
                 6.1.1. General................................................................................. 17
                 6.1.2. Limitations............................................................................. 17
         6.2.    Samples........................................................................................ 18
         6.3.    Terms of this Agreement........................................................................ 18
         6.4.    Publications................................................................................... 18



*Confidential information omitted and filed with the Commission



                                      (ii)




                 6.4.1. Procedure............................................................................... 18
                 6.4.2. Delay................................................................................... 19
                 6.4.3. Resolution.............................................................................. 19
         6.5.    Injunctive Relief.............................................................................. 19

ARTICLE 7.  REPRESENTATIONS AND WARRANTIES...................................................................... 19
         7.1.    Patent Validity................................................................................ 19
         7.2.    Accuracy of Exhibits A and B................................................................... 19

ARTICLE 8.  INDEMNITY........................................................................................... 19
         8.1.    DRL Indemnity Obligations...................................................................... 19
         8.2.    Metasyn Indemnity Obligations.................................................................. 20
         8.3.    Procedure...................................................................................... 20
         8.4.    Insurance...................................................................................... 20

ARTICLE 9.  EXPIRATION AND TERMINATION.......................................................................... 21
         9.1.    Expiration..................................................................................... 21
         9.2.    Termination.................................................................................... 21
                 9.2.1.  Termination by Either Party............................................................ 21
                 9.2.2.  Termination by Metasyn................................................................. 21
                 9.2.3.  Termination by DRL..................................................................... 21
                 9.2.4.  Automatic Termination.................................................................. 21
         9.3.    Effect of Expiration or Termination............................................................ 22
                 9.3.1.  Manufacturing Approval and Technology.................................................. 22
                 9.3.2.  Termination due to Termination of MGH License.......................................... 22
                 9.3.3.  Termination Due to Section 9.2.4....................................................... 22
                 9.3.4.  Survival............................................................................... 23
         9.4.    Remedy Other Than Termination.................................................................. 23

ARTICLE 10.  MISCELLANEOUS...................................................................................... 23
         10.1.   Force Majeure.................................................................................. 23
         10.2.   Assignment..................................................................................... 24
         10.3.   Severability................................................................................... 24
         10.4.   Notices........................................................................................ 24
         10.5.   Applicable Law................................................................................. 25
         10.6.   Dispute Resolution............................................................................. 25
         10.7.   Public Announcements........................................................................... 26
         10.8.   Entire Agreement............................................................................... 26
         10.9.   Headings....................................................................................... 26
         10.10.  Independent Contractors........................................................................ 26
         10.11.  Agreement Not to Solicit Employees............................................................. 26
         10.12.  Exports........................................................................................ 27
         10.13.  Waiver......................................................................................... 27
         10.14.  Counterparts................................................................................... 27

                                      (iii)

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Exhibit A         List of MGH Patent Rights (ss.1.12)
Exhibit B         List of Metasyn Patent Rights (ss.1.13)
Exhibit C         Development Schedule (ss.3.1.3)

Appendix I        MGH License

                                      (iv)

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                        DEVELOPMENT AND LICENSE AGREEMENT


         THIS DEVELOPMENT AND LICENSE AGREEMENT dated as of March 29, 1996 (the "Agreement") is made between METASYN, INC., a Delaware corporation having its principal place of business at 71 Rogers Street, Cambridge, Massachusetts 02142-1118 U.S.A. ("Metasyn"), and DAIICHI RADIOISOTOPE LABORATORIES, LTD., a Japanese corporation having its principal place of business at 17-10, Kyobashi 1-chome Chuo-ku, Tokyo, 104 Japan ("DRL").


                                 R E C I T A L S

         WHEREAS, Metasyn has obtained certain rights under certain patents and patent applications owned by The General Hospital Corporation, doing business as Massachusetts General Hospital, ("MGH") pursuant to an Amended and Restated License Agreement dated July 10, 1995 between Metasyn and MGH (the "MGH License") a copy of which is attached as Appendix I;

         WHEREAS, Metasyn is developing a proprietary compound coded as MS-325 ("Compound MS-325") which is intended for use as an enhancer for magnetic resonance imaging, which compound is covered by said MGH patents and patent applications as well as by Metasyn patent applications;

         WHEREAS, DRL is interested in obtaining an exclusive license to develop and sell Compound MS-325 in Japan; and

         WHEREAS, Metasyn is willing to grant DRL such a license upon the terms and conditions set forth below.

         NOW THEREFORE, in consideration of the premises and of the covenants herein contained, the parties hereto mutually agree as follows:


                             ARTICLE 1. DEFINITIONS

         For purposes of this Agreement, the terms defined in this Article shall have the meanings specified below:

         1.1. "Affiliate" shall mean any corporation or other entity which directly or indirectly controls, is controlled by or is under common control with a party to this Agreement. A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity.


         1.2. "Development Phase" shall mean the period commencing on the Effective Date of the Agreement and continuing until final marketing approval for the Licensed Products has been obtained in the Territory.

         1.3. "Effective Date" shall mean the date first written above.

         1.4. "FDA" shall mean the United States Food and Drug Administration.

         1.5. "Field" shall mean the medical application of contrasting and/or enhancement agents for magnetic resonance imaging in humans.

         1.6. "First Commercial Sale" of the Licensed Products in Japan shall mean the first sale for use or consumption by the general public of the Licensed Products in such country based on the required marketing and pricing approval granted by the governing health authority of Japan.

         1.7. "IND" shall mean an investigational new drug application or its equivalent filed with the FDA and necessary for beginning clinical trials in humans, or any comparable application filed with the regulatory authorities of Japan prior to beginning clinical trials in humans in Japan, with respect to the Licensed Products.

         1.8. "Licensed Compound" shall mean Compound MS-325 in bulk form.

         1.9. "Licensed Products" shall mean pharmaceutically allowed products comprising the Licensed Compound as a formulated final product which fulfill all the governmentally approved specifications and quality control criteria for use in the Field.

         1.10. "Master Agreement" shall mean the Master Agreement between Metasyn and DRL of even date herewith.

         1.11. "MGH Patent Rights" shall mean the U.S. patents and patent applications and the international patent applications identified in Exhibit A and any division, continuation or continuation-in-part thereof, any foreign patent applications corresponding to any such patent applications and any U.S. or foreign patents or the equivalent thereof issuing thereon or any reissue or extension thereof.

         1.12. "Metasyn Patent Rights" shall mean the United States and foreign patent applications set forth in Exhibit B hereto and any division, continuation or continuation-in-part thereof, any foreign patent applications corresponding to any such patent applications and any U.S. or foreign patents or the equivalent thereof issuing thereon or any reissue or extension thereof.

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         1.13. "Metasyn Technology" shall mean and include all present and future inventions, trade secrets, copyrights, know-how, data, regulatory submissions and other intellectual property of any kind owned or controlled by, or licensed (with the right to sublicense) to, Metasyn necessary or useful for the manufacture, use or sale of the Licensed Compound and the Licensed Products in the Territory.

         1.14. "NDA" shall mean a new drug application filed with the governing health authority of Japan after completion of human clinical trials to obtain marketing approval for a Licensed Product in Japan.

         1.15. "Net Sales" shall mean DRL's gross invoice sales price for the Licensed Products sold by DRL and/or its permitted sublicensees, less discounts, reasonable and customary quantities of samples, returns, customs charges, sales, taxes, transportation costs and packaging expenses. The transfer of the Licensed Products by DRL or one of its permitted sublicensees to (i) an Affiliate of DRL or (ii) another permitted sublicensee of DRL shall not be considered a sale; in such cases, Net Sales shall be determined based on the invoiced sales price by the Affiliate or permitted sublicensee to its customer, less the deductions allowed under this Section 1.14. Every other commercial use or disposition of Licensed Products by DRL or, to the extent permitted under Article 2, by permitted sublicensees of DRL, other than reasonable quantities of promotional samples or bona fide sale to a bona fide customer shall be considered a sale of the Licensed Products at the weighted average Net Sales price then being invoiced by the seller in arm's length transactions.

         DRL or its permitted sublicensees shall be deemed to have sold a "Bundled Product" if the Licensed Products are sold by DRL or its permitted sublicensees pursuant to an agreement with an independent customer specifying, for a combination of products or services, (i) a single price, (ii) other terms of purchase not separately identifying either a price per product or the effective deductions referred to above per product or (iii) a price for units of the Licensed Products which is discounted below DRL's or its permitted sublicensees' standard invoice price per unit of the Licensed Products by at least five (5) percentage points more than the amount that any other product or service in the Bundled Product is discounted below such other product's or service's standard invoice price. In order to calculate the Net Sales of the Licensed Products included in a Bundled Product (a) in the case of the foregoing clauses (i) and (ii), the total Net Sales of the Bundled Product shall be multiplied by a fraction, the numerator of which shall be the product of the number of units of the Licensed Products sold multiplied by the standard invoice price per unit of the Licensed Products, and the denominator of which shall be the sum, for all products or services included in the Bundled Product, of the products of the number of units sold for each product or service in the Bundled Product multiplied by the standard invoice price per unit for each such product or service and (b) in the case of the foregoing clause (iii), the parties will determine whether an adjustment to Net Sales is appropriate and, if so, a mutually agreeable method of calculation.

         1.16. "Patent Rights" shall mean MGH Patent Rights and Metasyn Patent Rights, collectively.

         1.17. "Program" shall mean the collaboration between Metasyn and DRL during the Development Phase.


          1.18. "Stock Purchase Agreement" shall mean the Stock Purchase agreement to be entered into between Metasyn and DRL on or before May 31, 1996 pursuant to the terms of the Master Agreement.


          1.19. "Territory" shall mean Japan.

          1.20. "Third Party" shall mean any entity other than Metasyn or DRL and their respective Affiliates.

          1.21. "Valid Claim" shall mean either (a) a claim of an issued and unexpired patent which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise or (b) a claim of a pending patent application which claim was filed in good faith and has not been abandoned or finally disallowed without the possibility of appeal or refiling of said application.


          ARTICLE 2. LICENSE GRANTS; MANUFACTURING AND MARKETING RIGHTS

         2.1.     Grant of License Rights by Metasyn to DRL.

                  2.1.1. Grant for Licensed Compound. Metasyn hereby grants to DRL the exclusive right and license under the Patent Rights and Metasyn Technology to (a) use the Licensed Compound in the Territory for use in the Field, (b) use, manufacture, have manufactured, distribute for sale and sell the Licensed Products in the Territory for use in the Field and (c) provide the Licensed Compound to permitted sublicensees for the purpose of permitting such sublicensees to manufacture or have manufactured Licensed Products in the Territory for use in the Field. The foregoing notwithstanding, Metasyn reserves the exclusive right to manufacture the Licensed Compound and its corresponding Licensed Products subject to Section 2.2 below.

                  2.1.2. Sublicenses. DRL shall have the right to grant sublicenses under the Patent Rights and the Metasyn Technology to Affiliates of DRL and, with the prior written consent of Metasyn which shall not be unreasonably withheld, to Third Parties.

                  2.1.3. Reserved Rights of MGH and the U.S. Government. DRL acknowledges that the license granted herein to the Patent Rights is dependent upon the rights and licenses obtained by Metasyn under the MGH License and are subject to certain rights reserved to MGH and the United States Government in the MGH License. In the event that the MGH License is terminated due to Metasyn's failure to comply with the due diligence obligations imposed on Metasyn pursuant to Paragraph 3.1(b) of the MGH License, such failure shall constitute a material breach by Metasyn and DRL may terminate this Agreement in accordance with Section 9.2.1 hereof.

         2.2. Manufacturing and Supply of Licensed Compounds and Licensed Products.

                  2.2.1. Manufacture and Supply by Metasyn during the Development Phase. Unless otherwise agreed between the parties pursuant to
Section 2.2.3, Metasyn shall manufacture and supply the Licensed Compound and its corresponding Licensed Products to DRL in quantities sufficient to conduct any preclinical and clinical development of the Licensed Compound and its corresponding Licensed Products during the Development Phase. Metasyn shall be responsible for (i) manufacturing the Licensed Compound and its corresponding Licensed Product at the required quality and in quantities sufficient for preclinical and clinical development of the Licensed Compound and its corresponding Licensed Products during the Development Phase, (ii) providing documentation to DRL regarding the manufacture of the Licensed Compound and its corresponding Licensed Products which is needed to register the Licensed Products in the Territory and (iii) arranging for pre-approval inspections which may be required by the Japanese regulatory authorities. DRL shall pay Metasyn an amount equal to Metasyn's Direct Cost (hereinafter defined) for any Licensed Compound or Licensed Product supplied by Metasyn to DRL. For purposes of this
Section 2.2.1, "Direct Cost" shall mean (i) Metasyn's cost of materials, including costs payable by Metasyn to third parties relating to production of the Licensed Compound and/or Licensed Product, and (ii) Metasyn's direct labor costs incurred in the manufacture of the Licensed Compound and/or Licensed Product supplied by Metasyn. DRL shall periodically submit to Metasyn orders for the quantities of the Licensed Compound and its corresponding Licensed Product needed by DRL during the Development Phase. Each purchase order shall specify the quantities of Licensed Compound and/or Licensed Product ordered and the date by which delivery is reasonably requested. DRL shall pay fifty percent (50%) of the estimated Direct Cost for the order upon submission of each purchase order and shall pay the balance upon receipt of the vials of Licensed Compound and/or Licensed Product. Upon DRL's request from time to time, Metasyn shall furnish to DRL reasonable supporting data for Metasyn's calculation of the Direct Cost for any Licensed Compound or Licensed Product.

                  2.2.2. Manufacture and Supply by Metasyn After DRL's Launch of the Licensed Products. Unless otherwise agreed between the parties pursuant to
Section 2.2.3, Metasyn shall manufacture and supply the Licensed Compound and its corresponding Licensed Products to DRL in quantities sufficient to meet the demand for the Licensed Products in the Territory after the launch of the commercial sale of the Licensed Products in the Territory. Metasyn shall be responsible for (i) manufacturing the Licensed Compound and its corresponding Licensed Product at the required quality and in quantities sufficient for commercial sale in the Territory, (ii) providing documentation to DRL regarding the manufacture of the Licensed Compound and its corresponding Licensed Products which is needed for DRL to sell the Licensed Products under the relevant governmental approval in the Territory and (iii) arranging for routine establishment inspections. Metasyn shall supply the Licensed Compound and its corresponding Licensed Products to DRL pursuant to the terms and conditions of a supply agreement to be negotiated by the parties in good faith not later than [ ]* from the date of DRL's filing of an IND with the government in the Territory or such longer period as may be mutually agreed upon by the parties.

                  2.2.3. Manufacture by DRL. During the Development Phase and thereafter, DRL may elect, as stated below, to manufacture Licensed Products in the Territory by itself or by a designated third party manufacturer under the Patent Rights and Metasyn Technology by formulating Licensed Compound purchased from Metasyn into a final product. In the event that DRL designates any such third party manufacturer, it shall enter into a reasonable confidentiality agreement with such manufacturer approved by Metasyn in writing, such approval not to be unreasonably withheld. If DRL determines that it or its designated third party manufacturer wishes to elect to manufacture the Licensed Products in the Territory, DRL shall deliver prior written notice to Metasyn at least one hundred and eighty (180) days before DRL or such third party commences manufacturing the Licensed Products or such shorter period as may be mutually agreed by Metasyn and DRL. Such notice shall specify the date upon which DRL or its third party manufacturer will commence manufacture of the Licensed Products (the "DRL Commencement Date"). Prior to the DRL Commencement Date, the parties shall discuss and agree upon in good faith appropriate amendments to the supply agreement set forth in Section 2.2.1 and/or the supply agreement entered into pursuant to Section 2.2.2 hereof or the negotiation of a new supply agreement to replace the said existing agreements. If by the DRL Commencement Date the parties are unable to reach agreement on such amendments or said new supply agreement, the DRL Commencement Date shall be postponed and the matter will be submitted to arbitration pursuant to Section 10.6 hereof. DRL may, in its discretion, designate Metasyn as an alternative and/or parallel supplier of the Licensed Products after the DRL Commencement Date, subject to Metasyn's consent. In the event that Metasyn consents to serve as an alternate and/or parallel supplier, the parties will negotiate in good faith a supply agreement for such services.

         Metasyn shall continue to be responsible for the manufacture of the Licensed Compound and its Licensed Products pursuant to Sections 2.2.1 and 2.2.2 until the DRL Commencement Date and will continue to be responsible for the manufacture of the Licensed Compound pursuant to said Sections thereafter. Upon the DRL Commencement Date, DRL shall become responsible for (i) manufacturing the Licensed Products at the required quality and in quantities, other than that supplied by Metasyn, if any, sufficient for development and commercial sale of the Licensed Products in the Territory, (ii) providing documentation, other than that provided by Metasyn, regarding the manufacture of the Licensed Products needed to register the Licensed Products in the Territory and to sell the Licensed Products under the relevant governmental approval in the Territory and
(iii) arranging for pre-approval and/or routine establishment inspections with respect to the Licensed Products made by DRL. After the DRL Commencement date, the royalty rate set forth in Section 4.3.1 shall be increased pursuant to
Section 4.3.1 on Net Sales of the Licensed Compound and its corresponding Licensed Products manufactured by DRL or its third party manufacturer.


*Confidential information omitted and filed with the Commission

Notwithstanding the provisions of this Section 2.2.3, both parties shall negotiate in good faith in case either party desires to have the other party manufacture a part of its requirement of the corresponding Licensed Products.

                  2.2.4. Assistance by Metasyn to DRL for Manufacturing License. After DRL delivers notice to Metasyn as provided in Section 2.2.3, upon request by DRL, Metasyn shall disclose to DRL, free of charge, all information related to the manufacture of the Licensed Products, and Metasyn will cooperate with DRL to provide such technical assistance and characterization work as may be necessary in connection with the manufacture and production of the Licensed Products in the Territory. Such assistance shall be without charge, except that DRL will reimburse any Metasyn personnel for their out-of-pocket costs if required to travel away from Metasyn's premises. Metasyn will provide such assistance to DRL as is consistent with the capacity and capabilities of Metasyn.

         2.3. Marketing and Distribution Rights and Obligations. DRL shall have the exclusive right to market and distribute the Licensed Products in the Territory. Upon receipt of approval for commercial sale of the Licensed Products in the Territory, DRL agrees, at its own expense, to use diligent efforts to market the Licensed Products in the Territory consistent with those used for other DRL products with similar commercial potential.

         2.4. No Other Technology Rights. Except as otherwise expressly provided in this Agreement, under no circumstances shall a party hereto, as a result of this Agreement, obtain any ownership interest in or other right to any technology, know-how, patents, pending patent applications, products or biological materials of the other party, including items owned, controlled or developed by the other party, or transferred by the other party to said party, at any time pursuant to this Agreement.


             ARTICLE 3. EFFORTS DURING DEVELOPMENT PHASE; MANAGEMENT

         3.1.     Obligations of the Parties.

                  3.1.1. Diligent Efforts of Metasyn. During the Development Phase and thereafter, Metasyn agrees, at its own expense, to use diligent efforts to perform research, preclinical development and clinical development with the Licensed Compound and its corresponding Licensed Products outside the Territory and provide DRL with the plan and results of such activity in a timely manner. Metasyn further agrees that, during the Development Phase, it will, at its own expense, furnish current available information and make available Metasyn's scientists and other employees and members of its scientific advisory board, all in order to provide reasonable assistance to DRL with respect to such modification of instruments for magnetic resonance imaging for cardiac applications (arteriography and perfusion) as may be necessary or appropriate for the completion of clinical trials of the Licensed Product in the Territory; provided, however, that if Metasyn's employees or advisors are required to travel to Japan, DRL shall be responsible for any and all travel and lodging costs incurred by Metasyn and its employees or advisors in the course of performing Metasyn's obligations hereunder; provided further that all out of pocket costs for equipment, devices and materials shall be borne directly by DRL.

                  3.1.2. Diligent Efforts of DRL. During the Development Phase and thereafter, DRL agrees, at its own expense, to use diligent efforts (with the assistance of Metasyn as provided in Section 3.1.1 above) to perform research, preclinical development and clinical development with the Licensed Compound and its corresponding Licensed Products in the Territory. DRL shall have sole responsibility for filing and obtaining health registrations for the Licensed Products in the Territory.

                  3.1.3. Development Schedule. Each of the parties agree to use its reasonable efforts to achieve its respective obligations as set forth in the schedule for the development of the Licensed Compound and its Licensed Products for the United States and Japan attached hereto as Exhibit C (the "Development Schedule").

                  3.1.4. Extensions. If either party is unable to achieve an objective set forth in this Section 3.1 or in the Development Schedule on time due to circumstances beyond its control, the other party will not unreasonably withhold consent to an extension of the time for achievement of the objective. If either party's failure to achieve an objective on time is due to the other party's failure to perform its obligations under this Article 3 or the Development Schedule, the time for performance will be appropriately extended.

         3.2. Attendance at Regulatory Meetings. DRL or Metasyn, as the case may be, will provide the other party with reasonable prior notice of all meetings between its representatives and regulatory authorities regarding marketing approval of the Licensed Products. The recipient of such notice shall have the right to have a representative present at all important meetings; provided, however, that the party holding such meeting with a regulatory authority other than the FDA may revoke this right with respect to any particular meeting if, in its good faith reasonable judgment, the presence of any other party will be a detriment to the success of the meeting. Each of DRL and Metasyn will furnish, at the other's request, a representative to attend regulatory meetings of the other regarding marketing approval of the Licensed Products.

         3.3. Information Exchange, Reports. During the Development Phase and thereafter, each party shall keep the other informed as to its progress related to the Licensed Compound and its corresponding Licensed Products developed or acquired by either party or its Affiliates, licensees or sublicensees, including but not limited to any information on adverse reactions and copies of all preclinical or clinical studies or tests performed by such party. In a timely manner during the Development Phase and thereafter, each party shall provide the other party with a reasonably detailed report which shall describe the reporting party's progress with respect to its efforts under this Agreement. Each party shall also provide the other party with reports on any competitiveness studies that the reporting party may conduct concerning the Licensed Compound or its corresponding Licensed Products and the results of such studies. In the event that Metasyn grants to one or more third parties a license to develop and market MS-325 outside the Territory, it agrees to retain the right to obtain from any such licensees, and to provide to DRL, subject to appropriate confidentiality undertakings from DRL, all information which Metasyn is obligated to provide DRL under this Section 3.3. Similarly, DRL agrees to obtain from any sublicensees in the Territory and permit Metasyn to share with any Metasyn licensees outside the Territory all information which DRL is obligated to provide Metasyn under this Section 3.3 subject to appropriate confidentiality undertakings from such licensees.

         3.4. Representatives. Each party shall designate no more than three (3) representatives to discuss and coordinate the conduct of the Program and to facilitate the exchange of information between the parties pursuant to Section
3.3 above. A party may change one or more of its representatives at any time. The representatives of the parties shall meet at times and places or in such form (e.g. telephone or video conference) as the representatives shall agree. Accurate minutes of the meetings of the representatives shall be kept which record all proposed decisions and all actions recommended or taken, and such minutes shall be available to both parties.

         3.5. Availability of Employees. Each party agrees to make its employees and non-employee consultants reasonably available at their respective places of employment to consult with the other party on issues arising during the Development Phase and in connection with any request from any regulatory agency, including regulatory, scientific, technical and clinical testing issues.

         3.6. Visit of Facilities. Representatives of Metasyn and DRL may, with the other party's prior approval, which approval shall not be unreasonably withheld, visit the sites of any clinical trials or other experiments being conducted by such other party in connection with the Development Phase and, subject to any necessary approvals of the relevant Third Party, manufacturing sites used for the Licensed Compound and the Licensed Product. If requested by the other party, Metasyn and DRL shall cause appropriate individuals working thereon to be available for meetings at the location of the facilities where such individuals are employed at times reasonably convenient to the party responding to such request.

         3.7. Training of DRL Scientists. During the Development Phase, Metasyn will provide training of DRL scientific employees ("DRL Scientists") at Metasyn's facility and at Metasyn's MRI or drug production sites. At appointed times to be agreed upon by both parties, Metasyn will host the DRL Scientists for seminars at Metasyn's facility. Upon Metasyn's request, the DRL Scientists shall enter into appropriate confidentiality agreements with Metasyn having the same or similar provisions as contained in such agreements between Metasyn and its own scientific employees. At appointed times to be agreed upon by both parties, Metasyn will request admission of DRL Scientists into hospitals, universities or drug production sites to further train DRL Scientists. If requested by the organization responsible for any such site, DRL Scientists shall enter into confidentiality agreements with the organization responsible for any such site prior to such admission in a form satisfactory to said organization. All costs and expenses of the DRL Scientist shall be borne by DRL.


                               ARTICLE 4. PAYMENTS

         4.1. Initial Payment. Metasyn acknowledges receipt from DRL of an initial payment in United States dollars in the amount of $3.3 million (the "Initial Payment") prior to the date hereof.

         4.2. Milestone Payments. Upon the achievement of each of the milestones set forth below, DRL shall make the corresponding payment stated below:


                      Milestone                             Payment
=============================================== ===============================
[ ]*                                            [ ]* milestone payment


[ ]*                                            [ ]* milestone payment


[ ]*                                            [ ]* milestone payment

----------------------------------------------- -------------------------------

For purposes of this Section 4.2 and Exhibit C hereto, a clinical trial shall be deemed to have commenced upon the enrollment of the first patient in such trial.

         Within ten (10) days following the occurrence of each of the milestones set forth above, DRL shall pay to Metasyn in United States dollars by certified or bank check or wire transfer the corresponding milestone payment set forth above, subject to Section 4.4. Payments made by DRL to Metasyn pursuant to this
Section 4.2 are not refundable under any circumstances and will not be credited against royalty payments due to Metasyn pursuant to Section 4.3.

         4.3. Royalties. Following the First Commercial Sale of the Licensed Products in the Territory, DRL will pay, on a quarterly basis, a royalty in the amounts set forth below on Net Sales of the Licensed Products during the previous quarter.

                  4.3.1. Royalties on Net Sales of the Licensed Products. In consideration of the licenses granted to DRL, DRL shall pay to Metasyn a royalty in the amount of [ ]* of the Net Sales of the Licensed Products sold by DRL, its Affiliates and/or sublicensees in the Territory. In the event that DRL, its third party manufacturer or any permitted sublicensee of DRL manufactures the Licensed Products pursuant to Section 2.2.3 hereof, the [ ]* royalty rate shall be increased by a percentage to be agreed upon by the parties in good faith during negotiations of the amendments to or termination and replacement of the supply agreement pursuant to Section 2.2.3 above.

                  4.3.2. Adjustments for Third Party Royalties. If DRL is required to pay royalties to Third Parties for rights under patents necessary to sell the Licensed Products, it may deduct an amount equal to up to [ ]* of such royalties from the royalties


* Confidential information omitted and filed with the Commission.

due Metasyn; provided that royalties due to Metasyn may not be reduced by more than [ ]* in any given quarter.

                  4.3.3. [ ]* In the event that during any calendar year, [ ]* for such year, then [ ]* provided that [ ]* in any given calendar quarter.

                  4.3.4. Royalty Reports, Exchange Rates. During the term of this Agreement following the First Commercial Sale of the Licensed Products in the Territory, DRL shall within thirty (30) days after each calendar quarter furnish to Metasyn a written quarterly report showing: (i) the gross sales of the Licensed Products sold by DRL, its Affiliates, and its sublicensees during the reporting period and the calculation of Net Sales from such gross sales;
(ii) the royalty due thereon; (iii) withholding taxes, if any, required by law to be deducted in respect of such royalties; and (iv) the exchange rates used in determining the amount of United States dollars. All sales in currencies other than United States dollars shall first be converted into United States dollars calculated under the TT Spot Selling Rate employed by the head office of The Sumitomo Bank Ltd. on the payment date. If no royalty is due for any royalty period hereunder, DRL shall so report. DRL shall keep complete and accurate records in sufficient detail to properly reflect all gross sales and Net Sales and to enable the royalties payable hereunder to be determined.

                  4.3.5. Audits. Upon the written request of Metasyn, DRL shall permit an internal auditor or independent public accountant selected by Metasyn and acceptable to DRL, which acceptance shall not be unreasonably withheld or delayed, to have access during normal business hours to such records of DRL as may be reasonably necessary to verify the accuracy of the royalty reports described herein, in respect of any fiscal year ending not more than [ ]* prior to the date of such request. All such verifications shall be conducted at Metasyn's expense and not more than once in each calendar year. In the event such Metasyn representative concludes that additional royalties were owed to Metasyn during such period, the additional royalty shall be paid by DRL within thirty (30) days of the date Metasyn delivers to DRL such representative's written report so concluding. The fees charged by such representative shall be paid by Metasyn unless the audit discloses that the royalties payable by DRL for the audited period are incorrect by more than [ ]*, in which case DRL shall pay the reasonable fees and expenses charged by such representative. DRL shall include in each Third Party sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to DRL, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by Metasyn's representatives to the same extent required of DRL under this Agreement. Metasyn agrees that all information subject to review under this Section 4.3.5

*Confidential information omitted and filed with the Commission.

or under any sublicense agreement is confidential and that Metasyn shall cause its representatives to retain all such information in confidence.

                  4.3.6. Royalty Payment Terms. Royalties shown to have accrued by each royalty report provided for under this Agreement shall be due thirty
(30) days after the end of each calendar quarter. Payment of royalties in whole or in part may be made in advance of such due date. Royalties determined to be owing with respect to any prior quarter shall be added, together with interest thereon accruing under this Agreement from the date of the report for the quarter for which such amounts are owing, to the next quarterly payment hereunder.

         4.4. [ ]*. A [ ]*. DRL shall [ ]*. DRL shall not [ ]* except as noted above. DRL shall [ ]* to Metasyn. The parties will [ ]*

         4.5. Interest on Late Payments. Any payments by DRL to Metasyn that are not paid on or before the fifth day after date such payments are due under this Agreement shall bear interest, to the extent permitted by applicable law, at two
(2) percentage points above the Prime Rate of interest declared from time to time by The First National Bank of Boston in Boston, Massachusetts, calculated on the number of days payment is delinquent.


                        ARTICLE 5. INTELLECTUAL PROPERTY

         5.1.     Filing, Prosecution and Maintenance of MGH Patent Rights.

                  5.1.1. Responsibility and Costs. Metasyn shall, in coordination with MGH, be responsible for the preparation, filing, prosecution and maintenance of all patent applications and patents included in MGH Patent Rights in the Territory. All costs ("Costs") incurred by Metasyn for the preparation, filing, prosecution and maintenance of all patents and patent applications included in MGH Patent Rights in the Territory shall be the responsibility of Metasyn.

                  5.1.2. Abandonment. If MGH notifies Metasyn of its intention to abandon the prosecution of any patent applications under the MGH Patent Rights or of its intention to refrain from making any payment or taking any other action necessary to obtain or maintain a patent under the MGH Patent Rights, Metasyn will thereafter at its expense take all action

*Confidential information omitted and filed with the Commission.

necessary or appropriate to prosecute and/or maintain such MGH Patent Rights in the Territory.

                  5.1.3. Notice of Infringement. DRL shall inform Metasyn promptly in writing of any alleged infringement of MGH Patent Rights licensed hereunder to DRL in the Territory by a third party of which it shall have knowledge and provide any available evidence of such infringement to Metasyn and Metasyn, in turn shall promptly inform MGH of such alleged infringement of the MGH Patent Rights.

                  5.1.4. Prosecution by MGH or Metasyn of MGH Patent Rights. Under the MGH License, MGH has the first right to prosecute at its own expense any infringements in the Territory of MGH Patent Rights. In the event that MGH chooses not to prosecute such infringement of the MGH Patent Rights in the Territory or, within six (6) months of receiving notice of such infringement, is unsuccessful in causing the alleged infringer to desist and shall not have brought or is not diligently enforcing an infringement action, Metasyn has the right to bring such suit at Metasyn's expense.

                  5.1.5. Prosecution by DRL. In the event that Metasyn declines to exercise its right to prosecute any infringement of the MGH Patent Rights in the Territory pursuant to Section 5.1.4, DRL shall have the right to enforce such MGH Patent Rights at its own cost and expense. In the case of enforcement of the MGH Patent Rights, DRL shall have the rights granted to Metasyn under Paragraphs 8.3 and 8.5 of the MGH License, except that DRL shall retain Metasyn's share of any recoveries under the MGH License, subject to Section
5.1.6 below. In such event, DRL shall have the right, if Metasyn is a legally indispensable party, to bring such suit or action in the name of Metasyn (in addition to the right to bring the action in MGH's name). Metasyn shall have the right to join any such suit or action brought by DRL and, in such event, shall pay one-half of the cost of such suit or action.

                  5.1.6. [ ]*. In the event that DRL shall undertake the enforcement of the MGH Patent Rights in the Territory by litigation, DRL may [ ]*, provided that it applies the same toward reimbursement of any expenses it has incurred in connection with such suit or action, including reasonable attorneys fees, in accordance with the following procedures: (i) DRL may not prospectively [ ]*, but must actually incur an expense before [ ]*; and (ii) any expenses incurred by DRL may [ ]* in which the expenses were incurred.

         Provided that Metasyn has joined in the action and shared the costs thereof as stated in Section 5.1.5 above, no settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of Metasyn, which consent shall not unreasonably be withheld. Any recovery or damages derived from such action shall first be used to reimburse DRL for all legal expenses relating to the suit in excess of the amount of withheld royalties and thereafter to be used to reimburse Metasyn for all of its legal expenses relating to the suit if it has joined the suit or action. Any recovery or damages still remaining shall thereafter be distributed (a) to pay DRL its lost profits attributable to the


*Confidential information omitted and filed with the Commission.

infringement, or a reasonable royalty on the sales of the infringer, whichever standard the court may have applied, and (b) to reimburse Metasyn for the amount of royalties not received by Metasyn as a result of such infringement. Any remaining recovery or damages shall be divided among the parties in proportion to their contributions to the action.

                  5.1.7. Declaratory Actions. In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the MGH Patent Rights in the Territory shall be brought against DRL, DRL shall notify Metasyn and MGH in writing, and the parties shall consult concerning the action to be taken. MGH, at its option, shall have the right within thirty (30) days after commencement of such action to intervene and take over the sole defense of the action at its expense. If MGH does not exercise the said option, Metasyn, at its sole option, shall have the right, within sixty (60) days after commencement of such action, to intervene, take over and duly prosecute the sole defense of the action at its own expense. DRL shall have no obligation to defend any such action, but DRL shall have the right to join in the defense of any such suit or action by Metasyn, and in such event, shall pay [ ]* of the cost of such suit or action. In such event, Metasyn will confer with DRL prior to making any decision regarding settlement or other significant decisions regarding the suit or action and no such decision will be made without DRL's consent, which consent will not be unreasonably withheld or delayed.

         If DRL has joined in the defense of such action, then DRL may [ ]* provided that it applies the same toward reimbursement of any expenses it has incurred in connection with such action, including reasonable attorneys fees, in accordance with the following procedures: (i) DRL may not prospectively [ ]*, but must actually incur an expense [ ]* and (ii) any expenses incurred by DRL may [ ]* in which the expenses were incurred.

         5.2.     Filing, Prosecution and Maintenance of Metasyn Patent Rights.

                  5.2.1. Prosecution and Maintenance. Metasyn shall be responsible for maintenance of the Metasyn Patent Rights in the Territory at its expense in its own name, keeping DRL informed. If Metasyn elects not to continue to seek or maintain patent protection on any patent or patent application included in the Metasyn Patent Rights in the Territory, DRL shall have the right, at its option and expense, but in the name of Metasyn to prepare, file, prosecute (including oppositions) and maintain such patent applications and patents; provided, however, that the rights of the parties with respect to any such Metasyn Patent Rights in all other respects shall be as described in this Agreement. Metasyn will advise DRL of all decisions taken with respect to any such election in a timely manner in order to allow DRL to protect its rights under this Section 5.2.1. DRL may offset all expenses incurred by DRL under this
Section 5.2.1 against royalty payments in accordance with the procedure set forth in the second paragraph of Section 5.2.5 below.

                  5.2.2. Abandonment; Failure to Pay. Metasyn agrees that it will not abandon the prosecution of any patent applications included within the Metasyn Patent Rights nor shall it fail to make any payment or fail to take any other action necessary to maintain a patent

*Confidential information omitted and filed with the Commission.

under the Metasyn Patent Rights unless it has notified DRL in sufficient time for DRL to assume such prosecution or make such payment.

                  5.2.3. Cooperation. Each party shall make available to the other party (or to the other party's authorized attorneys, agents or representatives), its employees, agents or consultants to the extent reasonably necessary or appropriate to enable the appropriate party to file, prosecute and maintain patent applications and resulting patents as set forth in this Section
5.2 for periods of time reasonably sufficient for such party to obtain the assistance it needs from such personnel. Where appropriate, each party shall sign or cause to have signed all documents relating to said patent applications or patents at no charge to the other party.

                  5.2.4. Infringement by Others; Prosecution by Metasyn. Metasyn and DRL shall each promptly notify the other in writing of any alleged or threatened infringement of patents or patent applications included in the Metasyn Patent Rights licensed hereunder to DRL of which they become aware, and the parties shall consult concerning the action to be taken. Metasyn shall have the right, but not the obligation, to prosecute at its own expense any such infringement. Any recovery or damages derived from such action shall be retained by Metasyn.

                  5.2.5. Infringement by Others; Prosecution by DRL. If, within six (6) months after Metasyn first becomes aware of any infringement of the Metasyn Patent Rights, Metasyn declines to prosecute such infringement or fails to cause such infringement to terminate or to bring diligently prosecute or a suit or action to compel termination, DRL shall have the right, but not the obligation, to bring such suit or action to compel termination at the sole expense of DRL. In such event, DRL shall have the right, if Metasyn is a legally indispensable party, to bring such suit or action in the name of Metasyn. Metasyn shall have the right to join any such suit or action brought by DRL and, in such event, shall pay [ ]* of the cost of such suit or action.

          In the event DRL brings any such suit or action, DRL may [ ]* provided that it applies the same toward reimbursement of any expenses it has incurred in connection with such suit or action, including reasonable attorneys fees, in accordance with the following procedures: (i) DRL may not prospectively [ ]* but must actually incur an expense [ ]* and (ii) any expenses incurred by DRL may [ ]* in which the expenses were incurred.

         Provided that Metasyn has joined in the action and shared the costs thereof as stated above, no settlement, consent judgment or other voluntary final disposition of the suit may be entered into without the consent of Metasyn, which consent shall not unreasonably be withheld. Any recovery or damages derived from such action shall first be used to reimburse DRL for all legal expenses relating to the suit in excess of the amount of withheld royalties and thereafter to be used to reimburse Metasyn for all of its legal expenses relating to the suit if it has joined the suit or action. Any recovery or damages still remaining shall thereafter be distributed (a) to pay DRL its lost profits attributable to the infringement, or a reasonable royalty on the sales of the infringer, whichever standard the court may have


*Confidential information omitted and filed with the Commission.

applied, and (b) to reimburse Metasyn for the amount of royalties not received by Metasyn as a result of such infringement. Any remaining recovery or damages shall be divided among the parties in proportion to their contributions to the action.

                  5.2.6. Cooperation in Infringement Actions. In any infringement suit as either party may institute to enforce the Metasyn Patent Rights pursuant to this Agreement, the other party hereto shall, at the request of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples and the like. DRL's cooperation in any suit initiated by Metasyn shall be at Metasyn's expense. Metasyn's cooperation in any suit initiated by DRL shall be at DRL's expense.

                  5.2.7. Declaratory Actions. In the event that a declaratory judgment action alleging invalidity or non-infringement of any of the Metasyn Patent Rights in the Territory shall be brought against DRL, DRL shall notify Metasyn in writing, and the parties shall consult concerning the action to be taken. Metasyn, at its sole option, shall have the right, within thirty (30) days after commencement of such action, to intervene, take over and duly prosecute the sole defense of the action at its own expense. DRL shall have no obligation to defend any such action, but DRL shall have the right to join in the defense of any such suit or action, and in such event, shall pay [ ]* of the cost of such suit or action. In such event, Metasyn will confer with DRL prior to making any decision regarding settlement or other significant decisions regarding the suit or action and no such decision will be made without DRL's consent, which consent will not be unreasonably withheld or delayed.

         If DRL has joined in the defense of such action, then DRL may [ ]* provided that it applies the same toward reimbursement of any expenses it has incurred in connection with such action, including reasonable attorneys fees, in accordance with the following procedures: (i) DRL may not prospectively [ ]*, but must actually incur an expense [ ]* and (ii) any expenses incurred by DRL may [ ]* in which the expenses were incurred.

         5.3. Infringement Action Against DRL. In the event that a suit or action is brought against DRL alleging infringement of any third-party patent right as a result of the exercise of DRL's rights under Section 2.1, DRL shall have the exclusive right to defend such suit or action at its sole expense. Metasyn will confer with and assist DRL, at Metasyn's expense, in the conduct or settlement of such defense. Metasyn shall have the right to be represented in such suit or action by advisory counsel at its expense. DRL shall not have the right to settle any such suit or action without the prior written consent of Metasyn if as a result of such settlement Metasyn would be obligated to make any payment, assume any obligation, part with any property or interest therein, be subject to any injunction or order, grant any license or other right under the Patent Rights, or acknowledge the invalidity of any of the Patent Rights.

         If DRL undertakes the defense of or incurs expenses as a defendant in such action, then DRL may [ ]*,



*Confidential information omitted and filed with the Commission.

provided that it applies the same toward reimbursement of any expenses it has incurred in connection with such action, including the amount of any judgment or settlement and reasonable attorneys fees, in accordance with the following procedures: (i) DRL may not prospectively [ ]*, but must actually incur an expense [ ]*; (ii) any expenses incurred by DRL, other than a judgment or settlement, may [ ]* in which the expenses were incurred; and (iii) in the event that DRL must pay any judgment or settlement, the amount of such judgment or settlement [ ]* until DRL is fully reimbursed.

         Any recovery or damages obtained by DRL in relation to any counterclaim or the like filed by DRL in such suit shall be applied first in satisfaction of any expenses and legal fees of DRL relating to the suit in excess of the amount of any withheld royalties. Any recovery or damages remaining shall be applied toward reimbursement of Metasyn for the amount of any royalties withheld. Any recovery or damages still remaining shall be retained by DRL.

         5.4. Cooperation in Infringement Actions. In any infringement suit either party may institute to enforce or defend the Patent Rights or in which either party defend claims of infringement of third-party patents pursuant to this Agreement, the other party hereto shall, at the request of the party initiating or defending such suit, cooperate at its expense in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples and the like.


                           ARTICLE 6. CONFIDENTIALITY

         6.1.     Nondisclosure Obligations.

                  6.1.1. General. Except as otherwise provided in this Article 6, during the term of this Agreement and for a period of ten (10) years thereafter, both parties shall maintain in confidence and use only for purposes specifically authorized under this Agreement (i) information and data received from the other party resulting from or related to the development of the Licensed Compound and the Licensed Products and (ii) all information and data not described in clause (i) but supplied by the other party under this Agreement marked "Confidential." For purposes of this Article 6, information and data described in clause (i) or (ii) shall be referred to as "Information."

                  6.1.2. Limitations. To the extent it is reasonably necessary or appropriate to fulfil its obligations or exercise its rights under this Agreement, a party may disclose Information it is otherwise obligated under this
Section 6.1 not to disclose to its Affiliates, sublicensees, consultants, outside contractors and clinical investigators, on a need-to-know basis on condition that such entities or persons agree to keep the Information confidential for the same time periods and to the same extent as such party is required to keep the Information confidential; and a party or its sublicensees may disclose such Information to government or other regulatory authorities to the extent that such disclosure is reasonably necessary to obtain patents or authorizations to conduct clinical trials of, and to commercially


*Confidential information omitted and filed with the Commission.

market, the Licensed Compound and its corresponding Licensed Products. The obligation not to disclose Information shall not apply to any part of such Information that: (i) is or becomes part of the public domain other than by unauthorized acts of the party obligated not to disclose such Information or its Affiliates or sublicensees; (ii) can be shown by written documents to have been disclosed to the receiving party or its Affiliates or sublicensees by a Third Party, provided such Information was not obtained by such Third Party directly or indirectly from the other party under this Agreement pursuant to a confidentiality agreement; (iii) prior to disclosure under this Agreement, was already in the possession of the receiving party or its Affiliates or sublicensees, provided such Information was not obtained directly or indirectly from the other party under this Agreement pursuant to a confidentiality agreement; (iv) can be shown by written documents to have been independently developed by the receiving party or its Affiliates without breach of any of the provisions of this Agreement; or (v) is disclosed by the receiving party pursuant to interrogatories, requests for information or documents, subpoena, civil investigative demand issued by a court or governmental agency or as otherwise required by law, provided that the receiving party notifies the other party immediately upon receipt thereof and provided further that the disclosing party furnishes only that portion of the Information which it is advised by counsel is legally required.

         6.2. Samples. Samples of the Licensed Compound and/or the Licensed Compound provided by Metasyn to DRL in the course of the Program shall not be supplied or sent by DRL to any Third Party, other than to regulatory agencies, except pursuant to a written materials transfer and/or confidentiality agreement approved by Metasyn.

         6.3. Terms of this Agreement. Except as provided in Section 10.7 hereof, Metasyn and DRL each agree not to disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other party, except as required by applicable law. If Metasyn determines that it is required to file with the Securities and Exchange Commission or other governmental agency this Agreement for any reason, Metasyn shall request confidential treatment of such portions of this Agreement as it and DRL shall together determine. Notwithstanding the foregoing, prior to execution of this Agreement, Metasyn and DRL shall agree upon the substance of information that can be used as a routine reference in the usual course of business to describe the terms of this transaction, and Metasyn and DRL may disclose such information, as modified by mutual agreement from time to time, without the other party's consent.

         6.4.     Publications.

                  6.4.1. Procedure. Each party recognizes the mutual interest in obtaining patent protection for inventions which arise under this Agreement. In the event that, either party, its employees or consultants or any other Third Party under contract to such party wishes to make a publication (including any oral disclosure made without obligation of confidentiality) relating to work performed under this Agreement (the "Publishing Party"), such party shall transmit to the other party (the "Reviewing Party") a copy of the proposed written publication at least forty-five (45) days prior to submission for publication, or an abstract of such oral disclosure at least thirty (30) days prior to submission of the abstract or the oral disclosure, whichever is earlier. The Reviewing Party shall have the right (a) to propose modifications to the publication for patent reasons, (b) to request a delay in publication or presentation in order to protect patentable information, or (c) to request that the information be maintained as a trade secret and, in such case, the Publishing Party shall not make such publication; provided, however, that the Publishing Party need only provide the other party with a copy of a proposed press release within ten (10) days prior to submission for publication or such other period as the parties may mutually agree.

                  6.4.2. Delay. If the Reviewing Party requests a delay as described in Section 6.4.1(b), the Publishing Party shall delay submission or presentation of the publication for a period of ninety (90) days to enable patent applications protecting each party's rights in such information to be filed.

                  6.4.3. Resolution. Upon the receipt of written approval of the Reviewing Party, the Publishing Party may proceed with the written publication or the oral presentation.

         6.5. Injunctive Relief. The parties hereto understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this Article 6 by either party or their employees, agents, officers or directors or any other person acting in concert with it or on its behalf. Accordingly, each party shall be entitled to the granting of injunctive relief by a court of competent jurisdiction against any action that constitutes any such breach of this Article 6.


                    ARTICLE 7. REPRESENTATIONS AND WARRANTIES

         7.1. Patent Validity. Nothing in this Agreement shall be construed as a warranty or representation by Metasyn as to the validity or scope of any Metasyn Technology or Patent Rights or that the exercise of the Patent Rights will not infringe upon the rights of any Third Party.

         7.2. Accuracy of Exhibits A and B. Metasyn represents and warrants that Exhibits A and B list all Patent Rights which are relevant to the manufacture, use and sale of the Licensed Compound and its corresponding Licensed Products in the Territory as of the Effective Date.


                              ARTICLE 8. INDEMNITY

         8.1. DRL Indemnity Obligations. Subject to the provisions of Section 8.2, DRL agrees to defend, indemnify and hold Metasyn, its Affiliates and their respective directors, officers, employees and agents harmless from all costs, judgments, liabilities and damages assessed by a court of competent jurisdiction arising from claims asserted by a third party against Metasyn, its Affiliates or their respective directors, employees or agents as a result of: (a) actual or asserted violations of any applicable law or regulation by DRL, its Affiliates or sublicensees by virtue of which the Licensed Products manufactured, distributed or sold shall be alleged or determined to be adulterated, misbranded, mislabeled or otherwise not in compliance with such applicable law or regulation; (b) claims for bodily injury, death or property damage attributable to the manufacture, distribution, sale or use of the Licensed

Products by DRL, its Affiliates or sublicensees; or (c) a recall ordered by a governmental agency, or required by a confirmed failure, of Licensed Products manufactured, distributed, or sold by DRL, its affiliates or sublicensees as reasonably determined by the parties hereto.

         8.2. Metasyn Indemnity Obligations. Metasyn, its Affiliates and their respective directors, officers, employees and agents shall not be entitled to the indemnities set forth in Section 8.1 where the claim, loss, damage or expense for which indemnification is sought was either caused by (a) a defect in manufacturing of Licensed Products manufactured by Metasyn or its Affiliates or
(b) a negligent or willful act or omission by Metasyn, its Affiliates, and their respective directors, officers, employees or authorized agents and, in either such case, Metasyn shall indemnify DRL, its Affiliates and their respective directors, officers, employees and agents harmless from all costs, judgments, liabilities and damages assessed by a court of competent jurisdiction arising from claims asserted by a third party.

         8.3. Procedure. A party or any of its Affiliates or their respective employees or agents (the "Indemnitee") that intends to claim indemnification under this Article 8 shall promptly notify the other party (the "Indemnitor") of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other party represented by such counsel in such proceedings. The indemnity agreement in this Article 8 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 8, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article 8. The Indemnitee under this Article 8, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification. In the event that each party claims indemnity from the other and one party is finally held liable to indemnify the other, the Indemnitor shall additionally be liable to pay the reasonable legal costs and attorneys' fees incurred by the Indemnitee in establishing its claim for indemnity.

         8.4. Insurance. DRL and Metasyn shall each maintain appropriate product liability insurance with respect to development, manufacture and sales of the Licensed Products by DRL or Metasyn, respectively, in such amount as DRL or Metasyn, respectively, customarily maintains with respect to sales of its other products. DRL and Metasyn, as applicable, shall each maintain such insurance for so long as it continues to manufacture or sell the Licensed Products, and thereafter for so long as DRL or Metasyn, as applicable, maintains insurance for itself covering such manufacture or sales.

                      ARTICLE 9. EXPIRATION AND TERMINATION

         9.1. Expiration. Unless this Agreement is sooner terminated in accordance with the provisions of this Article 9 hereof, the term of DRL's obligation of royalty payments pursuant to Section 4.3 hereof shall cease upon earlier of (i) fifteen (15) years after the First Commercial Sale of the Licensed Products in the Territory or (ii) abandonment, invalidity or rejection with no possibility of appeal or expiration of all claims of the Patent Rights listed in Exhibits A and B.
DRL shall have an irrevocable paid-up license thereafter.

         9.2.     Termination.

                  9.2.1. Termination by Either Party. This Agreement may be terminated by either party (i) by reason of a material breach (other than as provided in clause (ii) hereof and Section 9.2.2 below) if the breaching party fails to remedy such breach within ninety (90) days after written notice thereof by the non-breaching party, (ii) if the other party fails to meet one of its assigned product objectives listed in Exhibit C hereto within the specified period of time for such objective (including any extensions granted pursuant to Section 3.1.4 hereof) or (iii) upon bankruptcy, insolvency, dissolution or winding up of the other party.

                  9.2.2. Termination by Metasyn. This Agreement may be terminated by Metasyn if (i) DRL fails to make any expense or royalty payment within ten (10) business days after such payment becomes payable and such failure is not remedied within thirty (30) days after notice thereof from Metasyn or (ii) if DRL fails to obtain final marketing approval for the Licensed Products in the Territory by [ ]* (provided that Metasyn will not unreasonably withhold its consent to a reasonable extension of such date if DRL can demonstrate that failure to meet such objective is the result of circumstances beyond DRL's control or is the result of Metasyn's failure to perform its obligations hereunder). The ability of DRL to cure a breach pursuant to clause
(i) hereof will apply only if the number of breaches properly noticed under the terms of this Agreement does not exceed three (3) breaches by DRL within any three (3) calendar year period. Any subsequent breach within that three (3) calendar year period which commenced with the first of the three (3) prior breaches by DRL will entitle Metasyn to terminate this Agreement upon proper notice.

                  9.2.3. Termination by DRL. This Agreement may be terminated by DRL upon thirty (30) days prior written notice to Metasyn if DRL determines in its reasonable opinion that the Licensed Products lack clinical efficacy, present injurious side effects or otherwise exhibit unacceptable properties.

                  9.2.4. Automatic Termination. In the event that the parties do not enter into the Stock Purchase Agreement by May 31, 1996 or such later date as the parties may mutually agree in writing (the "Expiration Date"), then this Agreement shall automatically be terminated as of the end of the day on the Expiration Date, unless:

         (a) the reasons for not entering into the Stock Purchase Agreement are due to Metasyn's failure to negotiate in good faith, in which case, in lieu of termination of this Agreement and the remedies set forth in Section 9.3.3(b) below, DRL may remit to Metasyn on or before the Expiration Date as an additional license fee the amount of [ ]* in


*Confidential information omitted and filed with the Commission.

United States dollars by certified check or wire transfer (which fee will not be refundable under any circumstances), which fee will be creditable against royalty payments due to Metasyn pursuant to Section 4.3 hereof; provided that royalties due to Metasyn may not be reduced by more than [ ]* in any given quarter; or

         (b) (i) the reasons for not entering into the Stock Purchase Agreement are other than those described in clauses (a) or (b) of Section 9.3.3; and (ii) on or before the Expiration Date, DRL remits to Metasyn as an additional license fee the amount of [ ]* in United States dollars by certified check or wire transfer (which fee will not be refundable under any circumstances and will not be credited against any royalty payments due to Metasyn pursuant to Section 4.3 hereof), the net amount of which fee shall be creditable against the amounts due under the Stock Purchase Agreement if, and only if, Metasyn and DRL enter into the Stock Purchase Agreement on or before July 31, 1996; provided, however, that if the sole reason for not entering into the Stock Purchase Agreement is due to Metasyn's inability to issue shares to DRL pursuant to the Stock Purchase Agreement as a result of either (x) a court of competent jurisdiction having enjoined Metasyn from issuing such shares or (y) such issuance being prohibited by any statute, rule or regulation applicable to the parties and the proposed transaction or any order of any governmental agency or body having jurisdiction over the parties, then the net amount of such additional license fee may be creditable against amounts due under the Stock Purchase Agreement if, and only if, Metasyn and DRL enter into the Stock Purchase Agreement on or before May 31, 1997.

         9.3.     Effect of Expiration or Termination.

                  9.3.1. Manufacturing Approval and Technology. In the event this Agreement is terminated, except by DRL pursuant to Section 9.2.1 above, a) if DRL has obtained manufacturing approval in the Territory, then DRL shall promptly assign and transfer such manufacturing approval to Metasyn so as to enable Metasyn to manufacture and sell the Licensed Products in the Territory, and b) DRL will grant Metasyn licenses on reasonable and customary terms to be negotiated in good faith by the parties for any technology or know-how developed by DRL or its third party manufacturer relating to the manufacture of the Licensed Products.

                  9.3.2. Termination due to Termination of MGH License. In the event this Agreement is terminated by DRL in accordance with Section 9.2.1 hereof as a result of the termination of the MGH License, Metasyn shall grant a royalty-free license to the rights stipulated in Section 2.1, excluding rights involving MGH Patent Rights and DRL shall have the rights provided under Paragraph 10.7 of the MGH License to cause the licenses to the MGH Patent Rights granted to it hereunder to remain in full force and effect.

                  9.3.3. Termination Due to Section 9.2.4. In the event that this Agreement is terminated pursuant to Section 9.2.4 above, then:


                           (a) In the event that the Stock Purchase Agreement is
not executed by the parties by the Expiration Date due to DRL's failure to negotiate in good faith, then the entire Initial Payment shall be non-refundable.




*Confidential information omitted and filed with the Commission.

                           (b) In the event that the Stock Purchase Agreement is
not executed by the parties by the Expiration Date due to Metasyn's failure to negotiate in good faith, then Metasyn shall deliver to DRL a promissory note on the Expiration Date for the principal amount of [ ]* (the "Refund Note"). The Refund Note shall bear interest at a rate of [ ]*. The principal amount of the Refund Note shall be repaid in two (2) payments of [ ]* each, payable on the first and second anniversaries of the Expiration Date. All unpaid principal together with all accrued interest due under the Refund Note shall be due and payable in full on the second anniversary of the Expiration Date. The Refund Note shall include customary event of default provisions. In the event that Metasyn fails to pay the Refund Note on any installment date or on maturity, DRL shall have available to it all remedies at law or in equity.

                           (c) In the event that the Stock Purchase Agreement is
not executed by the parties by the Expiration Date for reasons other than those described in clauses (a) and (b) above, then on the day after the Expiration Date, Metasyn shall deliver to DRL a promissory note for the principal amount of [ ]* (the "Partial Refund Note"). The Partial Refund Note shall bear interest at a rate of [ ]* per annum. The principal amount of the Partial Refund Note shall be repaid in two (2) payments of [ ]* each, payable on the first and second anniversaries of the Expiration Date. All unpaid principal together with all accrued interest due under the Partial Refund Note shall be due and payable in full on the second anniversary of the Expiration Date. The Partial Refund Note shall include customary event of default provisions. In the event that Metasyn fails to pay the Partial Refund Note on any installment date or on maturity, DRL shall have available to it all remedies at law or in equity.

                  9.3.4. Survival. The provisions of Articles 4 (with respect only to expense payments and royalties accrued at the time of expiration or termination but not yet paid) 5, 6, 7 and 8, Section 10.11 and this Section 9.3 shall survive the expiration or termination of this Agreement.

         9.4. Remedy Other Than Termination. In the event of breach by Metasyn of any of its obligations hereunder that would entitle DRL to terminate this Agreement pursuant to Section 9.2.1(i) hereof that Metasyn fails to remedy or take reasonable action to initiate a remedy for within ninety (90) days after notice thereof by DRL, in lieu of termination, DRL shall have the right and option, upon obtaining final judgment or judicial or arbitral award of monetary damages and/or costs against Metasyn, to offset the amount of such damages and/or costs against any amounts otherwise due to Metasyn under Article 4 hereof.

                            ARTICLE 10. MISCELLANEOUS

         10.1. Force Majeure. Neither party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including but not limited to fire, floods, embargoes, war, acts of war (whether war is declared or not),


*Confidential information omitted and filed with the Commission.

insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other party; provided, however, that the party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed. Either party shall provide the other party with prompt written notice of any delay or failure to perform that occurs by reason of force majeure. The parties shall mutually seek a resolution of the delay or the failure to perform as noted above.

         10.2. Assignment. This Agreement may not be assigned or otherwise transferred by either party without the prior written consent of the other party; provided, however, that either Metasyn or DRL may, without such consent, assign its rights and obligations under this Agreement (i) in connection with a corporate reorganization, to any Affiliate, all or substantially all of the equity interest of which is owned and controlled by such party or its direct or indirect parent corporation, or (ii) in connection with a merger, consolidation or sale of substantially all of such party's assets to an unrelated Third Party; provided, however, that such party's rights and obligations under this Agreement shall be assumed in writing by its successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets, including those business assets that are the subject of this Agreement. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

         10.3. Severability. Each party hereby agrees that it does not intend to violate any public policy, statutory or common laws, rules, regulations, treaty or decision of any government agency or executive body thereof of any country or community or association of countries. Should one or more provisions of this Agreement be or become invalid, the parties hereto shall substitute, by mutual consent, valid provisions for such invalid provisions which valid provisions in their economic effect are sufficiently similar to the invalid provisions that it can be reasonably assumed that the parties would have entered into this Agreement with such valid provisions. In case such valid provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement shall not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the parties would not have entered into this Agreement without the invalid provisions.

         10.4. Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by telephone, personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

         If to Metasyn:               Metasyn, Inc.
                                      71 Rogers Street
                                      Cambridge, Massachusetts  02142-1118
                                      Attention:  President

                                      Telephone: 1-617-499-1400
                                      Telecopy: 1-617-499-1414

         with a copy to:              Palmer & Dodge
                                      One Beacon Street
                                      Boston, Massachusetts  02108
                                      Attention:  Peter Wirth, Esq.
                                      Telephone:  1-617-573-0100
                                      Telecopy:  1-617-227-4420

         If to DRL:                   Daiichi Radioisotope Laboratories, Ltd.
                                      17-10, Kyobashi 1-chome Chuo-ku
                                      Tokyo, 104 Japan
                                      Attention:  President
                                      Telephone:  011 81 3 5250 2607
                                      Telecopy:   011 81 3 5250 2609

         with a copy to:              Nutter, McClennen & Fish, LLP
                                      One International Place
                                      Boston, Massachusetts  02110
                                      Attention:  Charles B. Abbott, Esq.
                                      Telephone:  (617) 439-2000
                                      Telecopy:  (617) 973-9748

         10.5. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof.

         10.6. Dispute Resolution.

                  10.6.1. The parties hereby agree that they will attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement promptly by negotiations. If a controversy or claim should arise hereunder, the representatives of the parties will confer at least once and will attempt to resolve the matter. If the matter has not been resolved within fourteen (14) days of their first meeting, the representatives shall refer the matter to the Chief Executive Officers of the parties. If the matter has not been resolved within thirty (30) days of the first meeting of the Chief Executive Officers of the parties (which period may be extended by mutual agreement), subject to rights to injunctive relief and specific performance, and unless otherwise specifically provided for herein, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, will be settled as set forth in Section 10.6.2.

                  10.6.2. All disputes, controversies or differences which may arise between the parties out of or in relation to this Agreement or any default or breach thereof may be resolved by arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the sail Rules. If DRL is the moving party, the arbitration shall take place in Boston,

Massachusetts, and if Metasyn is the moving party, the arbitration shall take place in Tokyo, Japan. Any decision or award resulting from the arbitration provided for herein shall be final and binding on the parties hereto. Notwithstanding the above, either party has the right to bring suit in a court of competent jurisdiction against the other party for (i) any breach of such other party's duties of confidentiality pursuant to Article 6 of this Agreement and (ii) any infringement of its own proprietary rights by the other party. Judgment upon the arbitrator's award may be entered in any court of competent jurisdiction. The award of the arbitrator may include compensatory damages against either party, but under no circumstances will the arbitrator be authorized to, nor shall he, award punitive damages or multiple damages against either party. The parties agree not to institute any litigation or proceedings against each other in connection with this Agreement except as provided in this
Section 10.6.2.

         10.7. Public Announcements. The parties agree that press releases and other announcements to be made by either of them in relation to this Agreement shall be subject to the written consent of the other party, which consent shall not be unreasonably withheld or delayed. The parties will agree to issue a joint press release immediately following the execution of this Agreement, the form and content of which shall be reasonably satisfactory to both parties. Notwithstanding the foregoing, after the Effective Date, Metasyn shall be free to issue any press releases regarding the preclinical, clinical and regulatory development of the Licensed Compound or Licensed Product taking place in any country other than Japan, and DRL shall be free to issue any press releases regarding the preclinical, clinical and regulatory development of the Licensed Compound or Licensed Product taking place in Japan.

         10.8. Entire Agreement. This Agreement, together with the exhibits hereto, the Development Schedule, any supply agreement that the parties may execute pursuant to Section 2.2 hereof, the Master Agreement and the Stock Purchase Agreement, contains the entire understanding of the parties with respect to the subject matter hereof and supersedes the Letter of Intent dated March 1, 1996 between Metasyn and DRL. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both parties hereto.

         10.9. Headings. The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

         10.10. Independent Contractors. It is expressly agreed that Metasyn and DRL shall be independent contractors and that the relationship between the two parties shall not constitute a partnership, joint venture or agency. Neither Metasyn nor DRL shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other party to do so.

         10.11. Agreement Not to Solicit Employees. During the term of this Agreement and for a period of [ ]* following the expiration pursuant to
Section 9.1 or termination


*Confidential information omitted and filed with the Commission.

pursuant to Section 9.2 of this Agreement, Metasyn and DRL agree not to seek to persuade or induce any employee of the other company to discontinue his or her employment with that company in order to become employed by or associated with any business, enterprise or effort that is associated with its own business.

         10.12. Exports. The parties acknowledge that the export of technical data, materials or products is subject to the exporting party receiving any necessary export licenses and that the parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either party. Metasyn and DRL agree not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples or equipment received or generated under this Agreement in violation of any applicable export control laws or governmental regulations. Metasyn and DRL agree to obtain similar covenants from their licensees, sublicensees and contractors with respect to the subject matter of this Section 10.12.

         10.13. Waiver. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

         10.14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

METASYN, INC.


By: /s/ Michael D. Webb
   -------------------------
    Michael D. Webb

Title:  President and Chief Executive Officer



DAIICHI RADIOISOTOPE LABORATORIES, LTD.


By: /s/ Osamu Ikeda
----------------------------

Title: Osamu Ikeda
       -------------------------------------
       President and Chief Executive Officer
       -------------------------------------

                                                                       EXHIBIT A

                                MGH Patent Rights


1)       U.S. Patent No. 4,899,755, "Hepatobiliary NMR Contrast Agents," Randall
         B. Lauffer and Thomas J. Brady, Ser. No. 731,841, filed May 8, 1985, issued February 13, 1990.

2) U.S. Patent No. 4,880,008, "In Vivo Enhancement of NMR Relaxivity," Randall B. Lauffer, Ser. No. 860,540, filed May 7, 1986, issued November 14, 1989.

3) Canadian Patent No. 1,264,663, "Hepatobiliary NMR Contrast Agents," Randall B. Lauffer and Thomas J. Brady, Ser. No. 508,749, filed May 8, 1986, issued January 23, 1990.

4)       [ ]*

5)       [ ]*

6)       [ ]*


*Confidential information omitted and filed with the Commission.

                                                                       EXHIBIT B

                              Metasyn Patent Rights


1)       [ ]*

2)       [ ]*



*Confidential information omitted and filed with the Commission.

                                                                       EXHIBIT C

                              Development Schedule

================================================================================

[ ]*                                    [ ]*

[ ]*                                    [ ]*

[ ]*                                    [ ]*

[ ]*                                    [ ]*

[ ]*                                    [ ]*

[ ]*                                    [ ]*

================================================================================


*Confidential information omitted and filed with the Commission.

                                                                      APPENDIX I

                                   MGH License


Filed herewith as Exhibit 10.14.